Sale of Weldwood

John V. Faraci

Chairman & CEO

July 22, 2004

Forward Looking Statements

S

tatements on these slides or in this presentation that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to,

uncertainty as to whether the sale of Weldwood of Canada, Ltd. will be completed, the ability of the companies to meet closing conditions, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials,

unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange

Commission filings.

IP signed agreement to sell Weldwood of
Canada subsidiary to West Fraser Timber

Sale price of C$ 1.26 billion (US$ 950 million)
for the common equity, subject to certain
adjustments

Important step in focusing IP on selected segments
of paper, packaging and forest products businesses

Provides more flexibility to enhance core businesses

Good timing to maximize value

Weldwood divestiture

Making Choices – Selling Weldwood

Weldwood headquarters Vancouver, Canada.
Operations in British Columbia and Alberta

2 pulp mills with 675,000 tons of market pulp (1 JV)

10 wood products facilities (3 JVs with West Fraser)

7 lumber mills with 1.3 million board feet

2 plywood mills with 450 million square feet

1 laminated veneer lumber mill with 3 million cubic feet

Manage 8 million acres of Crown land under a variety
of long term provincial government agencies

2003 Sales: US$ 800 million (US GAAP)

40% Canada; 30% U.S.; 30% outside North America

Business Profile

Making Choices – Selling Weldwood

Making Choices – Selling Weldwood

Deal Summary*

Transaction Value**

>US$ 1 billion

Total Cash from Transaction

>US$ 950 million

Est. 3Q04 After Tax Loss

US$ 780 million

Book Write-off US$ (425)

Tax Impact       US$ (355)

Expected to be dilutive of 3Q04 forecast earnings

by $0.05 – $0.10 per share

Neutral – accretive at trend line pricing

*  All numbers are estimates as of July 21, 2004 and are subject to certain closing adjustments

** Transaction value is the sales price plus the assumption of other considerations by the buyer

Making Choices – Selling Weldwood

0

50

100

150

200

250

1988

1990

1992

1994

1996

1998

2000

2002

2004 YTD

Annualized

Trend-Line

EBITDA

at 100

Weldwood EBITDA history (Indexed)

Index

Selling at
attractive
multiple of
trendline
earnings

2004 likely
a peak year

Making Choices – Selling Weldwood

Build strong businesses

Focus on three core businesses

Grow outside North America

Take advantage of cycle

Improve financial flexibility

IP strategy

Making Choices – Selling Weldwood

Improving operations – net costs improved $50+ million YTD

Increasing sales/employee - up 15% since 2001

Reducing energy - U.S. mill energy consumption/ton down
13% since 2001

Making current IP businesses stronger

Improving the IP portfolio
Activity To Date

$640

$400

>$900

Sold CHH tissue

Acquired corrugated business

Agreed to sell Weldwood

>8x

  5x

>7x trendline

EBITDA Multiple

Price

Strengthening operations/improving portfolio

Q & A